Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Amendment No. 1 to Form F-3 of our report dated April 29, 2024, with respect to the consolidated financial statements of Hongli Group Inc. (the “Company”) as of December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023, and the related notes, which report is included in the Company’s December 31, 2023 Annual Report on Form 20-F.

We also consent to the reference to our Firm under the caption “Experts” appearing in such Registration Statement.

/s/ RBSM LLP

New York, NY

January 24, 2025